EXHIBIT 3.3

                         ARTICLES OF AMENDMENT
                                  TO
                       ARTICLES OF INCORPORATION
                                  OF
                       PREMIER SUPPLEMENTS CORP.


Pursuant to the provisions of Section 607.1006 of the Florida Statutes, this Florida corporation adopts the following amendment to its articles of incorporation:

FIRST:   Article I is hereby amended to read as follows:

         The name of the corporation is CentraCan Incorporated


SECOND:  The date of the adoption of the foregoing amendment is May 15, 1998.


THIRD: The foregoing amendment was approved by the shareholders of the corporation. The number of votes cast for the amendment was sufficient for approval.



Signed this 15 day of May 1998.

/s/ Sean P. O'Connor
---------------------------
Sean P. O'Connor
President and Sole Director